                                    Filed Pursuant to Rule 424(b)(2)
                                    File Number 333-47287

PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated March 6, 1998)

Fort James (logo)





                                 $300,000,000


                            Fort James Corporation
                       6.234% Notes due March 15, 2011,
                  with Automatic Repurchase on March 15, 2001
                                ---------------
     Fort James Corporation (the "Company") is offering $300,000,000 principal amount of 6.234% Notes due March 15, 2011, with Automatic Repurchase on March 15, 2001 (the "Notes"). The Notes are subject to automatic repurchase on March 15, 2001 (the "Coupon Reset Date"). The annual interest rate on the Notes to March 15, 2001 is 6.234%. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as Remarketing Dealers (the "Remarketing Dealers"), each with respect to $150 million aggregate principal amount of the Notes. If the Remarketing Dealers elect to remarket the Notes as described herein, the entire principal amount of the Notes will be subject to automatic repurchase by the Remarketing Dealers, with each Remarketing Dealer repurchasing its portion of the aggregate principal amount of Notes at 100% of the principal amount thereof for remarketing on the Coupon Reset Date, except in the limited circumstances described herein (interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to the holders of the Notes on the most recent Record Date). See "Description of the Notes -- Repurchase by the Remarketing Dealers; Remarketing." If the Remarketing Dealers for any reason do not purchase all of the Notes that the Remarketing Dealers have elected to remarket on the Coupon Reset Date or elect not to remarket the Notes, or in certain other limited circumstances described herein, the Company will be required to repurchase the entire principal amount of the Notes from the Beneficial Owners (as defined herein) thereof at 100% of the principal amount thereof plus accrued and unpaid interest, if any. In the event that one of the Remarketing Dealers for any reason does not purchase all of its portion of the aggregate principal amount of the Notes that it has elected to remarket on the Coupon Reset Date or elects not to remarket its portion of the aggregate principal amount of the Notes, or in certain other limited circumstances described herein, the Company will be required to repurchase such Remarketing Dealer's portion of the aggregate principal amount of the Notes from the Beneficial Owners thereof at 100% of the principal amount thereof plus accrued and unpaid interest, if any. Under certain limited circumstances described under "Description of the Notes -- Repurchase by the Company", the Company may repurchase the Notes on the Final Repurchase Date (as defined herein). See "Description of the Notes -- Repurchase by the Company."
     Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, commencing September 15, 1998. Except in the limited circumstances described herein, the Notes are not subject to redemption by the Company prior to March 15, 2011(the "Stated Maturity Date").
     The Notes will be issued under a book-entry transfer system in the form of one or more global securities ("Global Securities") registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Interests in the Global Securities will be shown on, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. The actual purchasers of the Notes ("Beneficial Owners") will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the Notes will be made in immediately available funds and the Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity. Secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of the Notes -- Same-Day Settlement and Payment."
                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------
     The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale to be determined by the Underwriters at the time of each sale. The net proceeds to the Company will be 101.865% of the principal amount of the Notes sold and the aggregate net proceeds will be $305,595,000 plus accrued interest, if any, from March 17, 1998. For further information with respect to the plan of distribution, see "Underwriting."
     The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of the Depositary on or about March 17, 1998.
                                ---------------
                               Joint Bookrunners


          Merrill Lynch & Co.               MORGAN STANLEY DEAN WITTER
                                ---------------
                                   Co-Manager

                             Chase Securities Inc.
                                ---------------
           The date of this Prospectus Supplement is March 11, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE OVERALLOTMENT TRANSACTIONS AND THE PURCHASE OF NOTES TO COVER THE UNDERWRITERS' SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE UNDERWRITING.


                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes offered hereby are estimated to be approximately $305.6 million. The Company intends to use the net proceeds from the sale of the Notes to repay a portion of the outstanding borrowings under its $2.5 billion five-year senior unsecured bank credit facility (the "Bank Credit Facility"). The Company entered into the Bank Credit Facility in August 1997 in connection with the merger of its wholly-owned subsidiary into Fort Howard Corporation (the "Merger"). Borrowings under the Bank Credit Facility bear interest at a floating rate. At February 1, 1998, the weighted-average interest rate was 6.31%. At the time of the Merger, the Company borrowed $666 million under the Bank Credit Facility to replace certain pre-Merger bank credit facilities. In addition, borrowings under the Bank Credit Facility, together with the proceeds received from the issuance of $720 million of Fort James senior notes in September 1997, were used to repurchase a total of $1.28 billion aggregate principal amount of debt securities of Fort Howard Corporation. As of February 1, 1998, the outstanding borrowings under the Bank Credit Facility were $1.5 billion.

     Pending any application of proceeds toward repayment of indebtedness, the Company may temporarily invest such proceeds in marketable securities or use such proceeds to reduce the Company's short-term indebtedness.


                           DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the accompanying Prospectus or in the Indenture referred to therein.


General

     The Notes are to be issued pursuant to an Indenture, dated as of November 1, 1991, as supplemented by the First Supplemental Indenture dated as of September 19, 1997 (as further amended or supplemented from time to time, the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus.

     The Notes will mature on March 15, 2011.

     The Notes will be limited to $300 million aggregate principal amount and will be issuable only in registered form. Except in the limited circumstances described herein, the Notes are not subject to redemption prior to the Stated Maturity Date at the option of the Company. See " -- Optional Redemption" below.

     The Notes will bear interest at the rate of 6.234% per annum to March 15, 2001 (the "Coupon Reset Date"). Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as Remarketing Dealer with respect to $150 million principal amount of the Notes and Morgan Stanley & Co. Incorporated is acting as Remarketing Dealer with respect to $150 million principal amount of the Notes. Each Remarketing Dealer may elect to remarket only its portion of the aggregate principal amount of the Notes and may not remarket less than its entire portion. If either of the Remarketing Dealers elects to remarket its portion of the aggregate principal amount of Notes, except in the limited circumstances described herein, (i) such portion of the aggregate principal amount of Notes will be subject to repurchase by the applicable Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Coupon Reset Date, on the terms and subject to the conditions described herein (interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to the holders of the Notes on the most recent Record
Date), and (ii) on and after the Coupon Reset Date, the Notes will bear interest at the rate determined by the applicable Remarketing Dealer if only one such Remarketing Dealer has elected to remarket Notes in accordance with the procedures set forth below (the "Interest Rate to Maturity"). In the event that each Remarketing Dealer elects to remarket its respective aggregate principal amount of the Notes and the entire principal amount is so remarketed, the Remarketing Dealers will act jointly with respect to the determination of the Interest Rate to Maturity and the other determinations described under " -- Automatic Repurchase by the Remarketing Dealers." As a result, in such case, the Interest Rate to Maturity will be identical with respect to all Notes. See " -- Repurchase by the Remarketing Dealers; Remarketing" below.

     Under the circumstances described below, the Notes are subject to redemption by the Company from the Remarketing Dealers on the Coupon Reset Date. See " -- Optional Redemption" below. If the Remarketing Dealers for any reason do not purchase the entire aggregate principal amount of the Notes that the Remarketing Dealers have elected to remarket on the Coupon Reset Date or elect not to remarket the Notes, or in certain other limited circumstances described herein, the Company will be required to repurchase the entire principal amount of the Notes from the Beneficial Owners thereof on the Coupon Reset Date (or, if applicable, on the Final Repurchase Date), at 100% of the principal amount thereof plus accrued and unpaid interest, if any. In the event that one of the Remarketing Dealers for any reason does not purchase all of its portion of the aggregate principal amount of the Notes that the Remarketing Dealers have elected to remarket on the Coupon Reset Date or elects not to remarket its portion of the aggregate principal amount of the Notes, or in certain other limited circumstances described herein, the Company will be required to repurchase such Remarketing Dealer's portion of the aggregate principal amount of the Notes from the Beneficial Owners thereof on the Coupon Reset Date (or, if applicable, on the Final Repurchase Date), at 100% of the principal amount thereof plus accrued and unpaid interest, if any. See " -- Repurchase by the Company" below.

     The Notes will bear interest from March 17, 1998, payable semi-annually on March 15 and September 15 of each year (each, an "Interest Payment Date"), commencing September 15, 1998, to the persons in whose name the Notes are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). Interest payable on any Interest Payment Date and at the Stated Maturity Date or date of earlier redemption or repurchase shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including March 17, 1998, if no interest has been paid or duly provided for) with respect to the Notes to but excluding such Interest Payment Date or the Stated Maturity Date or date of redemption, or repurchase, as the case may be. If any Interest Payment Date or Stated Maturity Date or date of redemption or repurchase of the Notes falls on a day that is not a Business Day, payment will be made on the succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Stated Maturity Date or date of redemption or repurchase of the Notes. "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the Place of Payment (as defined in the Indenture) are authorized or obligated by law or executive order to be closed. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The Notes will be issued in denominations of $1,000 and integral multiples thereof.

     The Notes will be senior unsecured obligations of the Company and will rank equally with all other existing and future senior unsecured and unsubordinated indebtedness of the Company. At February 1, 1998, on a pro forma basis giving effect to the offering of the Notes hereby, the Company would have had approximately $4.1 billion of senior unsecured indebtedness and approximately $7.1 million of secured indebtedness. The Company is a holding company, and therefore the Notes will be effectively subordinated to all liabilities (including trade payables) of the Company's subsidiaries.

     The Notes are a new issue of securities with no established trading market. The Company does not intend to list the Notes on any securities exchange. See "Underwriting."

     The following description sets forth the terms and conditions of the remarketing of the Notes in the event that both of the Remarketing Dealers elect to purchase Notes and remarket the Notes on the Coupon Reset Date. In the event that only one of the Remarketing Dealers elects to remarket its portion of the aggregate principal amount of the Notes, the procedures, terms and conditions described below will apply to that Remarketing Dealer acting alone with respect to its portion of the aggregate principal amount of the Notes.


Repurchase by the Remarketing Dealers; Remarketing

     Automatic Repurchase by the Remarketing Dealers. If the Remarketing Dealers give notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Coupon Reset Date of their intention to purchase the Notes for remarketing (the "Notification Date"), the Notes will be automatically repurchased, or deemed repurchased, by the Remarketing Dealers on the Coupon Reset Date, except in the circumstances described under " -- Repurchase by the Company" or " -- Optional Redemption" below. The purchase price of the Notes will be equal to 100% of the principal amount thereof (interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to the holders of the Notes on the most recent Record
Date). See " -- Notification of Results; Settlement." When Notes are repurchased for remarketing, each Remarketing Dealer may remarket its respective principal amount of Notes for its own account at varying prices to be determined by each Remarketing Dealer at the time of each sale. From and after the Coupon Reset Date, the Notes will bear interest at the Interest Rate to Maturity. If a Remarketing Dealer elects to remarket the Notes, the obligation of such Remarketing Dealer to purchase the Notes on the Coupon Reset Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Notes shall have occurred and be continuing. If for any reason a Remarketing Dealer does not purchase the entire aggregate principal amount of its portion of the Notes on the Coupon Reset Date, the Company will be required to repurchase the entire aggregate principal amount of such Notes from the Beneficial Owners thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on such Notes to the Coupon Reset Date or, if applicable, the Final Repurchase Date. See " -- Repurchase by the Company" below.

     The Interest Rate to Maturity shall be determined jointly by the Remarketing Dealers by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Coupon Reset Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of 5.632% (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the Notes.

     The "Applicable Spread" shall be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealers on the Determination Date from the bids quoted by three Reference Corporate Dealers (as defined below) for the entire aggregate principal amount of the Notes being purchased by the Remarketing Dealers at the Dollar Price, but assuming (i) an issue date that is the Coupon Reset Date, with settlement on such date without accrued interest, (ii) a maturity date that is the Stated Maturity Date and (iii) a stated annual interest rate, payable semi-annually on each Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than three Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealers, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the Notes, the Company and the Trustee.

     "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealers as having an actual or interpolated maturity or maturities comparable to the remaining term of the Notes being purchased.

     "Comparable Treasury Price" means, with respect to the Coupon Reset Date,
(a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page
500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, (i) the average of the Reference Treasury Dealer Quotations for such Coupon Reset Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealers obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited.

     "Dollar Price" means, with respect to the Notes, the present value, as of the Coupon Reset Date, of the Remaining Scheduled Payments (as defined below) discounted to the Coupon Reset Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) as determined by the Remarketing Dealers.

     "Reference Corporate Dealer" means each of the Remarketing Dealers and a third Primary Corporate Dealer (as defined below) to be chosen by the Company, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a leading dealer of publicly traded debt securities of the Company in The City of New York (a "Primary Corporate Dealer"), the Remarketing Dealers or the Company, as the case may be, shall substitute therefor another Primary Corporate Dealer.

     "Reference Treasury Dealer" means each of the Remarketing Dealers, and two additional Primary Treasury Dealers (as defined below) to be chosen jointly by the Remarketing Dealers after consultation with the Company, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealers shall substitute therefor another Primary Treasury Dealer after consultation with the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Coupon Reset Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealers by such Reference Treasury Dealer by 3:30 p.m. on the Determination Date.

     "Remaining Scheduled Payments" means, with respect to the Notes, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Coupon Reset Date to and including the Stated Maturity Date; provided, however, that if the Coupon Reset Date is not an Interest Payment Date with respect to the Notes, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Coupon Reset Date.

     "Treasury Rate" means, with respect to the Coupon Reset Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Coupon Reset Date.

     Notification of Results; Settlement. Provided that the Remarketing Dealers shall have previously notified the Company and the Trustee on the Notification Date of their intention to purchase all of the Notes on the Coupon Reset Date and the Company has not elected to redeem the Notes as set forth under " -- Optional Redemption," the Remarketing Dealers will notify the Company, the Trustee and the Depositary by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity.

     All of the repurchased Notes will be automatically delivered to the account of the Trustee, by book-entry transfer through the Depositary pending payment of the purchase price therefor, on the Coupon Reset Date and Beneficial Owners will not be required to take any action with respect to their Notes.

     The Remarketing Dealers will make or cause the Trustee to make payment to the Depositary participant (each, a "Participant") of each Beneficial Owner of Notes, by book-entry transfer through the Depositary by the close of business on the Coupon Reset Date against delivery through the Depositary of such Beneficial Owner's Notes, of the purchase price for Notes that have been purchased for remarketing by the Remarketing Dealers. The purchase price of such Notes will be equal to 100% of the principal amount thereof (interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to the holders of the Notes on the most recent Record Date). If the Remarketing Dealers do not purchase the entire principal amount of the Notes on the Coupon Reset Date, it will be the obligation of the Company to make or cause to be made such payment for the entire principal amount of the Notes plus accrued and unpaid interest, if any, as described below under " -- Repurchase by the Company." In any case, the Company will make or cause the Trustee to make payment of principal and interest to each Beneficial Owner of Notes due on the Coupon Reset Date or, if applicable, on the Final Repurchase Date by book-entry transfer through the Depositary by the close of business on the Coupon Reset Date or, if applicable, on the Final Repurchase Date.

     The transactions described above will be executed through the Depositary in accordance with the procedures of the Depositary, and the accounts of the respective Participants will be debited and credited and the Notes delivered by book entry as necessary to effect the purchases and sales thereof.

     Transactions involving the sale and purchase of the Notes remarketed by the Remarketing Dealers will settle in immediately available funds through the Depositary's Same-Day Funds Settlement System.

     The repurchase and settlement procedures described above, including provisions for payment by purchasers of the Notes in the remarketing or for payment to selling Beneficial Owners of tendered Notes, may be modified by the Company and the Trustee, notwithstanding any contrary terms of the Indenture, to the extent required by the Depositary or, if the book-entry transfer system is no longer available for the Notes at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Notes in certificated form. In addition, notwithstanding any contrary terms of the Indenture, the settlement procedures set forth above may be modified in order to facilitate the settlement process with the consent of each of the Remarketing Dealers, the Company and the Trustee.

     As long as the Depositary nominee holds the certificates representing any Notes in the book-entry system of the Depositary, no certificates for such Notes will be delivered by any selling Beneficial Owner to reflect any transfer of such Notes effected in the remarketing. In addition, under the terms of the Notes and the Remarketing Agreements (as defined below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture,
(i) it will use its best efforts to maintain the Notes in book-entry form with the Depositary or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the Notes in book-entry form and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the Notes to be issued in certificated form. See " -- Book-Entry System" below.

     The Remarketing Dealers. On or prior to the date of original issuance of the Notes, the Company and each of the Remarketing Dealers will enter into a Remarketing Agreement (each a "Remarketing Agreement").

     The Remarketing Dealers will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing.

     The Company will agree to indemnify each Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), arising out of or in connection with its duties under the respective Remarketing Agreement.

     In the event that a Remarketing Dealer elects to remarket its portion of the aggregate principal amount of Notes as described herein, the obligation of such Remarketing Dealer to purchase such Notes from Beneficial Owners thereof will be subject to several conditions precedent set forth in its Remarketing Agreement that are customary in the Company's public offerings, including the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Notes shall have occurred and be continuing.

     No Beneficial Owner of any Notes shall have any rights or claims under the Remarketing Agreements or against the Company or the Remarketing Dealers as a result of the Remarketing Dealers not purchasing the Notes.

     Each Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as a Remarketing Dealer, such resignation to be effective 10 Business Days after the delivery to the Company and the Trustee of notice of such resignation, provided that the Remarketing Dealer shall remain subject to the provisions of the Remarketing Agreement during the period before its resignation becomes effective. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Dealer.

     Each Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. Each Remarketing Dealer may exercise any vote or join in any action which any Beneficial Owner of the Notes may be entitled to exercise or take with like effect as if such Remarketing Dealer did not act in any capacity under its respective Remarketing Agreement. Each Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under its respective Remarketing Agreement.

     In the event that both Remarketing Dealers elect to remarket their portion of the aggregate principal amount of the Notes and the entire principal amount is so remarketed, the Remarketing Dealers have agreed to act jointly with respect to the determination of the Interest Rate to Maturity and the other determinations described under " -- Automatic Repurchase by the Remarketing Dealers."


Repurchase by the Company

     In the event that (i) the Remarketing Dealers for any reason do not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Coupon Reset Date, the Remarketing Dealers have resigned and no successors have been appointed on or before the Determination Date, or (iii) since the Notification Date, a material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Notes shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreements shall have occurred, or (iv) the Remarketing Dealers elect not to remarket the Notes, the Company will repurchase the entire principal amount of the Notes on the Coupon Reset Date at a price equal to 100% of the principal amount of the Notes plus all accrued and unpaid interest, if any, on the Notes to the Coupon Reset Date. Notwithstanding the foregoing, if, after electing to remarket the Notes, a Remarketing Dealer, for any reason other than those set forth above, does not purchase its portion of the aggregate principal amount of the Notes on the Coupon Reset Date, the Company will repurchase such Remarketing Dealer's portion of the aggregate principal amount of the Notes on the Coupon Reset Date at a price equal to 100% of the principal amount of the Notes, plus all accrued and unpaid interest, if any, on the Notes to the Coupon Reset Date; provided however, that if the Company does not have sufficient time to make funds available for such repurchase, the Notes will remain outstanding and the Company will make such payment as soon as practicable thereafter, but in no event later than the second Business Day following the Coupon Reset Date (the "Final Repurchase Date"). Beneficial Owners will continue to accrue interest during the period from the Coupon Reset Date to the Final Repurchase Date. In each such case, payment will be made by the Company to the Participant of each Beneficial Owner of the Notes by book entry transfer through the Depositary by the close of business on the Coupon Reset Date, or the Final Repurchase Date, as applicable against delivery through the Depositary of such Beneficial Owner's Notes.

Optional Redemption

     If the Remarketing Dealers elect to remarket the Notes on the Coupon Reset Date, the Notes will be subject to automatic repurchase by the Remarketing Dealers for remarketing on such date, in each case subject to the conditions described above under " -- Repurchase by the Remarketing Dealers; Remarketing" and " -- Repurchase by the Company" and to the Company's right to redeem the Notes from the Remarketing Dealers as described in the next sentence. The Company will notify the Remarketing Dealers and the Trustee, not later than the Business Day immediately preceding the Determination Date, if the Company irrevocably elects to exercise its right to redeem the Notes in whole but not in part, from the Remarketing Dealers on the Coupon Reset Date at the Optional Redemption Price. The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the Notes and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealers, discounted to the Coupon Reset Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Coupon Reset Date on the principal amount being redeemed to the date of redemption. If the Company elects to redeem the Notes, it shall pay the Optional Redemption Price to the Remarketing Dealers in same-day funds by wire transfer to an account designated by the Remarketing Dealers on the Coupon Reset Date. The Company has the right to redeem the entire aggregate principal amount of the Notes of one or both of the Remarketing Dealers.


Book-Entry System

     Upon issuance, the Notes will be represented by one or more Global Securities deposited with, or on behalf of, the Depositary. The Global Securities representing the Notes will be registered in the name of the Depositary or its nominee.

     The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry transfer system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of a Global Security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the Underwriters. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interest in a Global Security.

     So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have the Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Notes and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing practice, in the event that the Company requests any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the Depositary would act upon the instructions of, or authorize, the participant to take such action.

     Payment of principal of, and premium, if any, and interest on, the Notes represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Notes. None of the Company, the Trustee, any paying agent or registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, and premium, if any, or interest, on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     A Global Security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of the Notes being offered hereby is exchangeable for Notes in definitive form of like tenor and terms if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act and in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility, or (ii) the Company in its sole discretion at any time determines not to have all of the Notes represented by a Global Security and notifies the Trustee thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names and in such authorized denominations as the Depositary for such Global Security shall direct.

     The Depositary has confirmed to the Company, the Underwriters and the Trustee that it intends to follow the procedures described above with respect to the Notes.


Same-Day Settlement and Payment

     Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Notes are represented by Global Securities, all payments of principal and interest will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, so long as the Notes are represented by Global Securities registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Introduction. The following is a general discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes to initial holders purchasing the Notes at the "issue price." The "issue price" of Notes will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money. This summary is based upon laws, regulations, rulings and decisions in effect, all of which are subject to change, which change may be retroactive. Moreover, it deals only with purchasers who hold Notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. In addition, this discussion only addresses the federal income tax consequences of the Notes until the Coupon Reset Date. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service ("IRS"). POTENTIAL U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE AND LOCAL INCOME, FRANCHISE, PERSONAL PROPERTY AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

     As used herein, the term "U.S. Holder" means a Beneficial Owner of Notes that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations and certain partnerships that have one or more partners who are not United States persons),
(iii) an estate whose income is subject to United States federal income tax regardless of its source or (iv) a trust whose administration is subject to the primary supervision of a United States court if one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, the term "non-U.S. Holder" means a Beneficial Owner of Notes other than a U.S. Holder.

     Because no debt instrument closely comparable to the Notes has been the subject of any Treasury regulation, published IRS ruling or judicial decision, the United States federal income tax treatment of debt obligations such as the Notes is not certain. Because the Notes are subject to mandatory tender on the Coupon Reset Date, the Company intends to treat the Notes as maturing on the Coupon Reset Date for United States federal income tax purposes and as being reissued on the Coupon Reset Date should the Remarketing Dealers remarket the Notes. Except where indicated to the contrary, the following discussion assumes such treatment of the Notes for federal income tax purposes.

     Interest Income. Interest on the Notes will generally be taxable as ordinary income for United States federal income tax purposes when received or accrued by a U.S. Holder in accordance with its method of accounting. The Company does not anticipate that the initial issuance of the Notes will result in original issue discount ("OID"), generally defined as the excess of the stated redemption price at the maturity of the Notes over its issue price. However, if Notes are issued with OID, or are deemed to have been issued with OID by the IRS, the holder of such debt instrument issued with OID is required to recognize as ordinary income the amount of OID on the debt instrument as such discount accrues, in accordance with a constant yield method.

     Gain or Loss on Sale or Redemption. If Notes are sold or redeemed, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale or redemption (excluding any amount attributable to accrued interest on the Notes, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder's adjusted basis in the Notes. The adjusted basis of the Notes generally will equal the U.S. Holder's cost, increased by any OID previously includible in the U.S. Holder's income with respect to the Notes, and reduced by the principal payments previously received with respect to the Notes. Gain or loss on sale or redemption of Notes will generally be capital gain or loss.

     Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. U.S. Holders should consult their own tax advisors regarding the capital gains rate applicable to them. The deductibility of capital losses is subject to certain limitations.

     Alternative Federal Tax Treatment. There can be no assurance that the IRS will agree with, or that a court will uphold, the Company's treatment of the Notes as maturing on the Coupon Reset Date and as thereafter being reissued should the Notes be remarketed, and it is possible that the IRS could assert another treatment. In particular, the IRS could seek to treat the Notes as maturing on the Stated Maturity Date rather than the Remarketing Date. Under this characterization, unless the U.S. Holder were able to elect to treat the Notes and the mandatory tender right as a single instrument for tax purposes by satisfying certain contemporaneous identification requirements of applicable Treasury regulations, such U.S. Holder would be required to separately account for its interest in the Notes and the mandatory tender right, which interests may constitute a straddle for United States federal income tax purposes, with possible adverse tax consequences. Based on the allocation of the U.S. Holder's purchase price according to the relative fair market values of these two items, the issue price of the Notes would include an amount equal to the amount paid by the Remarketing Dealer with respect to the mandatory tender right. Because of the remarketing, if the Notes were treated as maturing on the Stated Maturity Date, Treasury regulations relating to contingent payment debt obligations (the "Contingent Payment Debt Regulations") would apply. The effect of such treatment would be to require U.S. Holders, regardless of their usual method of tax accounting, to accrue as OID, subject to the adjustments described below, income at a "comparable yield" on the adjusted issue price, which could be higher than the actual cash payments received. In addition, the Contingent Payment Debt Regulations require that a projected payment schedule be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected payments. Furthermore, any gain realized with respect to the Notes would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's prior ordinary income inclusions (which were not previously reversed) with respect to the Notes. The Company does not intend to treat the Notes as described in this paragraph and, therefore, will not provide the holders of the Notes with a projected payment schedule for purposes of determining income under the Contingent Payment Debt Regulations.

     It is particularly important that each U.S. Holder consult with its own tax advisor regarding the tax treatment of the potential acquisition, ownership and disposition of its Notes. Further, no advice has been received as to income, franchise, personal property, or other taxation in any state or locality, or as to the effect of the Notes in any state or locality. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE AND LOCAL INCOME, FRANCHISE, PERSONAL PROPERTY, AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.


Non-U.S. Holders

     A non-U.S. Holder will not be subject to United States federal income taxes on payments of interest (including OID accruals, if any, under the Contingent Payment Debt Regulations) on the Notes, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company, is a "controlled foreign corporation" related to the Company through stock ownership or is a bank receiving interest described in section 881(c)(3)(A) of the Code. Sections 871(h) and 881(c) of the Code and applicable Treasury regulations, require that, in order to obtain the exemption from withholding tax described above, either the Beneficial Owner of the Notes, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Notes on behalf of such Beneficial Owner, file a statement with the withholding agent to the effect that the Beneficial Owner of the Notes is not a United States person. In general, such requirement will be fulfilled if the Beneficial Owner of Notes certifies on IRS Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and any Financial Institution holding the Notes on behalf of the Beneficial Owner files a statement with the withholding agent to the effect that it has received such statement from the Holder (and furnishes the withholding agent with a copy thereof).

     Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes gain upon sale or redemption of Notes, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     If a non-U.S. Holder of Notes is engaged in a trade or business in the United States, and if interest (including OID, if any) or gain on the Notes is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to regular United States income tax on interest and on any gain realized on the sale, exchange or other disposition of Notes in the same manner as if it were a U.S. Holder. In lieu of the statement described above, such Holder will be required to provide to the Company a properly executed IRS Form 4224 (or successor form) in order to claim an exemption from withholding tax. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a "branch profits" tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of Notes will be included in the effectively connected earnings and profits of such non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

     The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.


Information Reporting and Backup Withholding

     The Company and the Trustee intend to comply with all requirements imposed on them from time to time by the information reporting and backup withholding provisions of the Code. A holder may be subject to backup withholding at the rate of 31% of the interest and other "reportable payments" (including, under certain circumstances, principal payments and sale proceeds) paid with respect to the Notes if, in general, the holder fails to comply with certain reporting procedures and is not an exempt recipient under applicable provisions of the Code.

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

     Summary. This discussion is intended to be a summary only. Due to the complexity of the rules described above, the current uncertainty as to the manner of their application to U.S. Holders and non-U.S. Holders and possible legislative changes, it is particularly important that each holder consult with its own tax advisor regarding the tax treatment of its acquisition, ownership and disposition of its Notes. Further, no advice has been received as to income, franchise, personal property, or other taxation in any state or locality, or as to the effect of the Notes in any state or locality. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE AND LOCAL INCOME, FRANCHISE, PERSONAL PROPERTY, AND OTHER TAX CONSEQUENCES ARISING OUT OF THEIR OWNERSHIP OF THE NOTES.


                             ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") as well as (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     The Company and the Remarketing Dealers, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the Notes are acquired by a Plan with respect to which the Company or a Remarketing Dealer is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding or sale of Notes could be deemed to be or result in a direct or indirect violation of the prohibited transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions (such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager"; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager"). Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all possible prohibited transactions that could arise as a result of the purchase, holding or sale of the Notes.

     Accordingly, prior to making an investment in the Notes, a Plan should determine whether the Company or a Remarketing Dealer is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether the transactions relating to the Notes are subject to one or more statutory or administrative exemptions, including those described above.

     Prior to making an investment in the Notes, each Plan fiduciary contemplating such an investment should consult with its legal advisors concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the purchase, holding or sale of Notes would constitute or result in a direct or indirect transaction with any Party-in-Interest or Disqualified Person with respect to the Plan; and whether under the general fiduciary standards of investment procedure and diversification an investment in the Notes is prudent and appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                                 UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as joint bookrunners (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective principal amount of the Notes set forth opposite its name below.



                                                          Principal Amount
                      Underwriter                             of Notes
------------------------------------------------------   -----------------
           Merrill Lynch, Pierce, Fenner & Smith
            Incorporated ..................    .......      $120,000,000
           Morgan Stanley & Co. Incorporated .........       120,000,000
           Chase Securities Inc. .....................        60,000,000
                                                            ------------
           Total .........................     .......      $300,000,000
                                                            ============

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any Notes are purchased. The Underwriters have advised the Company that the Underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined at the time of sale. The Underwriters may effect such transactions by selling Notes to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and any purchasers of Notes for whom they may act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting compensation.

     The Notes are a new issue of securities with no established trading market. The Company does not intend to list the Notes on any securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.


     The Underwriters are permitted to engage in certain transactions that maintain or otherwise affect the price of the Notes. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriters in connection with the offering. If the Underwriters create a short position in the Notes in connection with the offering, i.e., if they sell Notes in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, the Underwriters and their affiliates have engaged and may in the future engage in investment banking transactions with the Company and certain of its affiliates. The Chase Manhattan Bank, an affiliate of Chase Securities, Inc., is an agent and lender under the Bank Credit Facility and will receive more than 10% of the net proceeds of the Offering. As a result, the Offering is being conducted in compliance with the National Association of Securities Dealers Conduct Rule 2710(c)(8). An officer of Morgan Stanley & Co. Incorporated is a director of the Company.

     The Company has agreed to indemnify the Underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act or to make contribution to certain payments in respect thereof.


                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Notes offered hereby will be passed upon for the Company by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.
 Anne M. Whittemore, a director of the Company, is a partner of McGuire, Woods, Battle & Boothe LLP. Lawyers of such firm who have performed services in connection with the offering made hereby own an aggregate of approximately 25,000 shares of the Company's common stock.

Fort James (logo)



PROSPECTUS





                             Fort James Corporation

                                DEBT SECURITIES

                                ---------------
     Fort James Corporation, a Virginia corporation ("Fort James" or the "Company"), may offer from time to time its debt securities consisting of debentures, notes and/or other evidences of indebtedness (the "Debt Securities"), from which the Company will receive proceeds of up to $800,000,000 (or the equivalent in foreign denominated currencies or units of two or more currencies, based on the applicable exchange rate at the time of offering, as shall be designated by the Company at the time of offering). The Debt Securities may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of offering. Each issue of Debt Securities may vary, where applicable, as to aggregate principal amount, maturity date, public offering or purchase price, interest rate or rates and timing of payments thereof, provision for redemption or sinking fund requirements, if any, currencies or currency units of denomination or currencies or currency units otherwise applicable thereto, and any other variable terms and methods of distribution. The specific terms with regard to the Debt Securities in respect of which this Prospectus is being delivered are set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement").

     The Debt Securities will be senior unsecured obligations of the Company and will rank equally with all other existing and future senior unsecured and unsubordinated indebtedness of the Company, but will rank behind the Company's secured indebtedness. The Company is a holding company and therefore the Debt Securities will be effectively subordinated to all liabilities (including trade payables) of the Company's subsidiaries.

     The Debt Securities may be issued in registered form ("Registered Securities") or bearer form ("Bearer Securities"), or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Bearer Securities, Debt Securities represented by a permanent global Debt Security exchangeable for Bearer Securities, and Debt Securities initially represented by a temporary global Debt Security described under "Description of Debt Securities -- Temporary Global Securities" (collectively, "Euro-Securities") are offered only to Non-United States persons and to offices of certain United States financial institutions located outside the United States and its possessions. See "Limitations on Issuance of Euro-Securities." For a discussion of certain United States federal income tax consequences to Holders of Debt Securities, see "United States Taxation."


                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
        THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company may sell Debt Securities to one or more underwriters for public offering and sale by them or it may sell Debt Securities to investors directly or through agents. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers, or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable fee, commission, or discount arrangements with them.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.





                 The date of this Prospectus is March 6, 1998.

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or any Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, agent or dealer. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct at any time subsequent to the date hereof or thereof. This Prospectus and any Prospectus Supplement do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                             AVAILABLE INFORMATION

     Fort James is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's website on the Internet (http://www.sec.gov). The Company's common stock is listed on the New York Stock Exchange, and such reports, proxy and information statements, and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus does not contain all the information set forth in the registration statement to which this Prospectus relates (the "Registration Statement") and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are hereby incorporated by reference into this Prospectus:

     (a) the Annual Report of the Company on Form 10-K for the fiscal year ended December 29, 1996;

     (b) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 30, 1997, June 29, 1997 and September 28, 1997; and

     (c) the Current Reports of the Company on Form 8-K dated May 4, 1997 (2 reports), June 29, 1997, July 2, 1997, August 7, 1997, August 8, 1997, August 12, 1997, August 13, 1997 (4 reports), September 15, 1997, October 23, 1997,
February 3, 1998 and March 2, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of the Registration Statement on Form S-3 of which this Prospectus is a part and prior to the effectiveness thereof or subsequent to the date of the final prospectus and prior to the termination of the offering of Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated by reference, as the same may be amended, supplemented, or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete and are qualified in all respects by reference to all of the provisions of such contract or other document.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference in such documents. Requests for such copies should be directed to Celeste Gunter, Vice President, Investor Relations, Fort James Corporation, 120 Tredegar Street, Richmond, Virginia 23219 (telephone (804) 649-4307 or (888) 649-4362).


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are based on management's beliefs and assumptions, relying on information currently available to management, and are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth (1) under "The Company" herein, (2) under "Business" and "Management's Discussion and Analysis" in the Company's Annual Report on Form 10-K and in each Quarterly Report on Form 10-Q, and under "The Company", "Risk Factors", "Business" and "Management's Discussion and Analysis" in certain Current Reports on Form 8-K, incorporated by reference herein and (3) in this Prospectus and the documents incorporated by reference herein preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance as they involve risks, uncertainties and assumptions. The future results of the Company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Company's ability to control or predict. Purchasers of Debt Securities are cautioned not to put undue reliance on any forward-looking statements. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     Purchasers of Debt Securities should understand that certain risks and uncertainties, in addition to those discussed herein and elsewhere in the documents which are incorporated by reference herein, could affect the future results of the Company and could cause results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive pricing pressures for the Company's products; changes in raw material, energy and other costs; opportunities that may be presented to and pursued by the Company; determinations by regulatory and governmental authorities; the ability to successfully integrate the businesses of the former James River Corporation of Virginia ("James River") and the former Fort Howard Corporation ("Fort Howard"); and the ability to achieve synergistic and other cost reductions and efficiencies.

                                  THE COMPANY

     Fort James is a preeminent worldwide manufacturer and marketer of paper-based consumer products, including towel and tissue products as well as disposable tabletop and foodservice products. The Company's principal towel and tissue products include bathroom tissue, paper towels, table napkins, boxed facial tissue and wipers. Disposable tabletop and foodservice products include paper and plastic cups, paper plates, and plastic cutlery. Fort James also produces and markets paper-based packaging for food and pharmaceuticals and communications papers.

     Fort James is the result of the merger of a wholly owned subsidiary of James River into Fort Howard in August 1997 (the "Merger"). In connection with the Merger, James River was renamed "Fort James Corporation."

     Fort James' principal U.S. retail tissue brands include QUILTED NORTHERN bathroom tissue, BRAWNY paper towels, MARDI GRAS printed napkins and paper towels, VANITY FAIR premium dinner napkins, NORTHERN paper napkins, SOFT'N GENTLE bath and facial tissue, SO-DRI paper towels, and GREEN FOREST recycled tissue products. The Company's principal retail tabletop brand is its DIXIE brand of disposable cups and plates. Fort James also believes it is the leading supplier of private label tissue products and the leading supplier of both tissue and disposable tabletop products to the growing warehouse club channel.

     The U.S. away-from-home channel, where the Company sells its products to foodservice, janitorial supply and sanitary paper distributors for use in restaurants, offices, factories, hospitals, schools and hotels, is also an important distribution channel for the Company. The Company is a leading producer of tissue products for the U.S. away-from-home channel and is also one of the largest producers of disposable cups, plates and related products for the away-from-home foodservice industry.

     In Europe, sales into retail channels are supported by both branded and private label product offerings. European branded products include LOTUS bathroom tissue and VANIA feminine hygiene products, sold primarily in France, COLHOGAR bathroom tissue, sold in Spain, TENDERLY bathroom tissue, sold in Italy, and KITTENSOFT and INVERSOFT bathroom tissue, sold in the British Isles.


     The Company believes that it is among the lowest-cost producers of tissue products in North America. The Company believes its cost advantage in North America is derived from a number of factors, including the size and scale of certain of its manufacturing plants, the competitive state of its tissue-making manufacturing assets and the benefits it realizes from the Fort Howard proprietary deinking technology.

     The Company's principal executive offices are currently located at 75 Tri-State International Office Center, Suites 100 and 175, Lincolnshire, Illinois 60069, telephone (847) 317-5000. In the spring of 1998, the Company's principal executive offices will be located at 1650 Lake Cook Road, Deerfield, Illinois 60015-4753.


                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated.



                                                            Fiscal Year Ended(1)                           Nine Months Ended(1)
                                   ----------------------------------------------------------------------- --------------------
                                      12/27/92      12/26/93    12/25/94   12/31/95   12/29/96   12/28/97   9/29/96    9/28/97
                                   ------------- ------------- ---------- ---------- ---------- ---------- --------- ----------
Ratio of Earnings to Fixed Charges
 (unaudited) .....................   (2)(3)        (2)(4)       (2)       1.45x      2.06x      1.64x      2.08x     2.77x

---------
     (1) In computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary items, the cumulative effect of changes in accounting principles, minority interests, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

     (2) For the following years earnings were inadequate to cover fixed charges and the amount of the deficiencies were: for the year ended December 27, 1992 -- $276.4 million; for the year ended December 26, 1993 -- $2,056.0 million; for the year ended December 25, 1994 -- $84.0 million.

     (3) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax restructuring charge which has been included in the calculation of the ratio of earnings to fixed charges for this year. Excluding the impact of the $112 million pretax charge from earnings, the amount of the deficiency of earnings compared to fixed charges would have been $164.4 million for this year.

     (4) During 1993, the Company wrote-off $1,980.4 million of goodwill which has been included in the calculation of the ratio of earnings to fixed charges for this year. Excluding the impact of the $1,980.4 write-off of good will, the amount of the deficiency of earnings compared to fixed charges would have been $75.6 million for this year.


                                USE OF PROCEEDS

     Except as may be described otherwise in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes which may include, but are not limited to, one or more of the following: repayment of borrowings or other indebtedness, acquisitions, working capital, capital expenditures, investments in and advances to subsidiaries of the Company, refinancing of debt and the redemption of bonds or stock. The precise amount and timing of the application of such net proceeds will depend on the funding requirements and the availability of other funds to the Company and its subsidiaries. Pending such application by the Company, such net proceeds may be temporarily invested in marketable securities or applied to the reduction of the Company's short-term indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture dated as of November 1, 1991, as supplemented by the First Supplemental Indenture dated as of September 19, 1997 (as further amended or supplemented from time to time, the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee"). A copy of the Indenture is incorporated by reference as an exhibit to the Registration Statement to which this Prospectus relates. The statements under this caption, as modified or superseded by the applicable Prospectus Supplement, are brief summaries of certain provisions of the Indenture, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture. Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated herein by reference.

     The term "Securities," as used in this Prospectus, refers to all Securities issued under the Indenture and includes the Debt Securities. Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$" or "dollars").

     The Securities may be issued from time to time in one or more series. The particular terms of each series of Securities offered by a Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

     The Indenture limits the ability of the Company to incur certain secured indebtedness and to engage in certain sale and leaseback transactions. See "Certain Covenants" below.


General

     The Indenture provides that, in addition to Securities previously issued thereunder, additional Securities may be issued in separate series thereunder without limitation as to aggregate principal amount. The terms of each series of Securities will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. (Section 301)

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Securities of each series: (1) the title of the Securities; (2) any limit on the aggregate principal amount of the Securities; (3) whether the Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Securities are to be issuable initially in temporary global form, and whether any of the Securities are to be issuable in permanent global form; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Securities will be issued; (5) the date or dates on which the principal of the Securities is payable; (6) the rate or rates per annum at which the Securities will bear interest, if any, or the formula pursuant to which such rate or rates will be determined, and the date or dates from which any such interest will accrue; (7) the Interest Payment Dates on which any such interest on the Securities will be payable and the Regular Record Date for any interest payable on any Registered Securities on any Interest Payment Date; (8) the Person to whom any Registered Securities of such series will be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of such series will be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto, and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner described under "Temporary Global Securities" below and the extent to which, or the manner in which, any interest payable on a permanent global Security on an Interest Payment Date will be paid; (9) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Form, Exchange, Registration and Transfer," the Securities may be presented for registration of transfer or exchange; (10) the period or periods within which and the price or prices at which the Securities may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional redemption provisions; (11) the obligation, if any, of the Company to redeem or purchase the Securities pursuant to any sinking fund or analgous provisions or at the option of the Holder thereof and the period or periods within which and the price or prices at which the Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and the other detailed terms and provisions of such obligation; (12) the denominations in which any Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which Bearer Securities will be issuable, if other than denominations of $5,000; (13) the currency or currency units of payment of principal of and any premium and interest on the Securities; (14) any index used to determine the amount of payments of principal of and any premium and interest on the Securities; (15) if other than the principal amount thereof, the portion of the principal amount of the Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (16) any limitation on the application of the terms of the Indenture described below under "Defeasance and Covenant Defeasance;" (17) the application, if any, of judgments in respect of Specified Currency, to the Securities; (18) provisions, if any, granting special rights to the Holders of Securities of the series upon the occurrence of such events as may be specified; (19) any deletions from, modifications of or additions to the Events of Default or convenants (including any deletions from, modifications of or additions to Section 1010) of the Company with respect to Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (20) whether, under what circumstances and the currency in which the Company will pay additional amounts as contemplated by Section 1010 on the Securities of the series to any Holder who is not a United States person (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Securities rather than pay such additional amounts (and the terms of any such option); and (21) any other terms of the Securities not inconsistent with the provisions of the Indenture. (Section 301) Any such Prospectus Supplement or Prospectus Supplements will also describe any special provisions for the payment of additional amounts relating to specified taxes, assessments or other governmental charges in respect of the Securities of such series and whether the Company has the option to redeem the affected Securities rather than pay such additional amounts.

     Securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a Security, including any zero-coupon Security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof, and which provides that, upon redemption or accelaration of the Maturity thereof, an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Security shall become due and payable. Special United States federal income tax considerations applicable to Securities issued at an original issue discount, including Original Issue Discount Securities, and special United States tax considerations applicable to any Securities which are denominated in a currency or currency unit other than United States dollars, are described below under "United States Taxation -- Original Issue Discount."

     The Securities of each series will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     The Indenture does not contain any provisions which may afford the Holders of Securities of any series protection in the event of a highly leveraged transaction or other transaction which may occur in connection with a takeover attempt resulting in a decline in the credit rating of the Securities. Any such provisions, if applicable to the Securities of any series, will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.


Form, Exchange, Registration and Transfer

     Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, Bearer Securities will have interest coupons attached. The Indenture also provides that Securities of a series may be issuable in temporary or permanent global form. (Section 201) See "Temporary Global Securities" and "Permanent Global Securities."

     In connection with its sale during the Restricted Period (as defined in Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations), no Euro-Security shall be delivered to any location in the United States or its possessions. Except as may otherwise be provided in the applicable Prospectus Supplement, a Euro-Security (not including a Security in temporary global form) may be delivered in connection with its sale during the Restricted Period only if the person entitled to physical delivery of such Euro-Security furnishes written certification, in the form required by the Indenture, to the effect that (i) such Euro-Security is not owned or being acquired by or on behalf of a United States person (as defined under "Limitations on Issuance of Euro-Securities"), (ii) such Euro-Security is owned or being acquired by or on behalf of (A) the foreign branch of a United States person that is a financial institution within the meaning of Section 1.165-12(c)(1)(v) of the United States Treasury Regulations (a "Financial Institution") purchasing for its own account or for resale or (B) a United States person who acquired such Euro-Security through the foreign branch of a United States Financial Institution and who holds such Euro-Security through such Financial Institution on the date of such written certification (and, in either case (A) or (B), the Financial Institution has agreed to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and the regulations thereunder), or (iii) such Euro-Security is owned or is being acquired by a Financial Institution for the purpose of resale during the Restricted Period. A Financial Institution described in clause (iii) above, whether or not also described in clause (i) or
(ii) above, must certify
that it has not acquired the Euro-Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. In the case of a Euro-Security in permanent global form, such certification must be given in connection with the notation of a beneficial owner's interest therein upon original issuance of such Security or upon exchange of a portion of a temporary global Security. (Section 303) See "Temporary Global Securities" and "Limitations on Issuance of Euro-Securities."


     At the option of the Holder, subject to the terms of the Indenture, Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, at the option of the Holder, subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and with all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Registered Securities, including Registered Securities received in exchange for Bearer Securities, may not be exchanged for Bearer Securities. (Section 305) Each Bearer Security and coupon will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." (Section 201)

     Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Securities and referred to in an applicable Prospectus Supplement or Prospectus Supplements, without a service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. (Section 305) If a Prospectus Supplement or Prospectus Supplements refer to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States and its possessions. The Company may at any time designate additional transfer agents with respect to any series of Securities. (Section 1002)

     In the event of any redemption in part, the Company shall not be required
(i) to issue, register the transfer of or exchange any Security during a period beginning at the opening of business 15 days before any selection for redemption of Securities of like tenor and of the series of which such Security is a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Securities of like tenor and of such series to be redeemed; (ii) to register the transfer of or exchange any Registered Security so selected for redemption, in whole or in part, except the unredeemed portion of any Security being redeemed in part; or (iii) to exchange any Bearer Security so selected for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)


Payment and Paying Agents

     Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States and its possessions as the Company may designate from time to time or, at the option of the Holder, by check or by transfer to an account maintained by the payee with a financial institution located outside the United States and its possessions. Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, payment of interest on a Bearer Security on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or its possessions or by check mailed to any address in the United States or its possessions or by transfer to any account maintained with a financial institution located in the United States or its possessions. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States and its possessions is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, principal of and any premium and interest on Registered Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, payment of interest on a Registered Security on any Interest Payment Date will be made to the Person in whose name such Registered Security (or Predecessor Security) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, the Corporate Trust Office of the Trustee in The City of New York will be designated as a Paying Agent for the Company for payments with respect to Securities of each series which are issuable solely as Registered Securities and as a Paying Agent for payments with respect to Securities of each series (subject to the limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and its possessions and any other Paying Agents in the United States or its possessions initially designated by the Company for the Securities of each series will be named in an applicable Prospectus Supplement or Prospectus Supplements. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States and its possessions where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided, however, that if the Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland, Limited (the "London Stock Exchange"), the Luxembourg Stock Exchange or any other stock exchange located outside the United States and its possessions and such stock exchange shall so require, the Company will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States and its possessions, as the case may be, for the Securities of such series. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of the principal of and any premium or interest on any Security of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company after the Trustee has been afforded the opportunity to publish a notice in an Authorized Newspaper, at the Company's expense, and the Holder of such Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 1003)


Temporary Global Securities

     If so specified in an applicable Prospectus Supplement or Prospectus Supplements, all or any portion of the Securities of a series issuable as Bearer Securities will initially be represented by one or more temporary global Securities, without interest coupons, to be deposited with Morgan Guaranty Trust Company of New York, Brussels Office, as the operator of the Euroclear System (the "Euroclear Operator") and Cedel S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Security and described in an applicable Prospectus Supplement or Prospectus Supplements (the "Exchange Date"), each such temporary global Security will be exchanged for definitive Bearer Securities, definitive Registered Securities or all or a portion of a permanent global Security, or any combination thereof, as specified in an applicable Prospectus Supplement or Prospectus Supplements, but, unless otherwise specified in an applicable Prospectus Supplement or Prospectus Supplements, only upon receipt by the Company of written certification in the form and to the effect described above under "Form, Exchange, Registration and Transfer." No Security delivered in exchange for any portion of a temporary global Security shall be delivered to any location in the United States or its possessions in connection with such exchange. (Section 304)

     Unless otherwise specified in an applicable Prospectus Supplement or Prospectus Supplements, interest in respect of any portion of a temporary global Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Securities (including a permanent global Security) will be paid to each of the Euroclear Operator and CEDEL with respect to the portion of the temporary global Security held for its account for which it provides certification in the form described in the Indenture. Each of the Euroclear Operator and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Security to the respective accounts for which it holds such temporary global Security, and for which it has received written certification that, as of the relevant Interest Payment Date, is in the form and to the effect described above under "Form, Exchange, Registration and Transfer." Receipt of such certification shall be deemed to be a request for an interest in a permanent global Security (unless the account holder requests that such portion be exchanged for a definitive Registered Security or Securities or a definitive Bearer Security or Securities). If an Interest Payment Date occurs prior to the issuance of definitive Securities (including a permanent global Security) but on or after the Exchange Date, written certification in the form and to the effect described above under "Form, Exchange, Registration and Transfer" will also be required to obtain an interest payment, and upon receipt of such certificate the Euroclear Operator or CEDEL, as the case may be, will exchange the portion of the temporary global Security relating to such certification for an interest in a permanent global Security (unless the account holder requests that such portion be exchanged for a definitive Registered Security or Securities or a definitive Bearer Security or Securities). (Section 304)


Permanent Global Securities

     If any Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement or Prospectus Supplements will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Security may exchange such interests for Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Security delivered in exchange for any portion of a permanent global Security shall be delivered to any location in the United States or its possessions in connection with such exchange. (Section 305) Principal of and any premium and interest on any permanent global Security will be payable in the manner described in the applicable Prospectus Supplement or Prospectus Supplements.


Certain Covenants

     Liens. The Indenture provides that the Company will not create, incur, assume, or guarantee and will not permit any Restricted Subsidiary (as defined below) to create, incur, assume or guarantee any indebtedness that is secured by a mortgage, security interest, pledge or lien (hereinafter, collectively, "lien") on any Principal Property (as defined below) or shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively providing that the Outstanding Securities shall be secured by such lien equally and ratably with any and all other indebtedness or obligations thereby secured. The foregoing restrictions, however, shall not apply to, among others, indebtedness secured by (i) liens on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the Indenture to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or construction costs of such Principal Property or the improvements thereon or liens on any Principal Property at the time of its acquisition; (ii) liens on property or shares of capital stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (iii) liens on property or shares of capital stock or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary; (iv) liens to secure indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary but only so long as such indebtedness is held by the Company or a Restricted Subsidiary; (v) liens in favor of the United States of America or any state thereof, or any department, agency or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute including, without limitation, liens to secure indebtedness represented by pollution control or industrial revenue bonds, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the portion of the property subject to such liens; (vi) certain liens in favor of a customer in respect of payments for goods produced for or services rendered to such customer; (vii) liens existing at the date of the Indenture or liens existing at the date of the original issuance of the Securities of a series; (viii) mechanics' or other similar liens arising in the ordinary course of business;
(ix) certain pledges or deposits, liens resulting from litigation or judgments, taxes or other governmental charges or landlord or tenant rights and other liens incidental to the conduct of the business or the ownership of the property and assets of the Company or a Restricted Subsidiary which were not incurred in connection with borrowing of money or the obtaining of advances or credit, and which do not, in the opinion of the Company, materially detract from the value of the property or assets or materially impair the use thereof in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole; (x) guarantees of indebtedness that are secured by a lien on Principal Property located outside of the United States; and (xi) liens for the sole purpose of extending, renewing or replacing in whole or in part any lien referred to in the foregoing clauses (i) to (x), inclusive, or in this clause (xi), provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property subject to the lien so extended, renewed or replaced (plus improvements on such property). (Section 1006)

     For purposes of the "Liens" covenant described herein, the giving of a guarantee which is secured by a lien on a Principal Property (including shares of capital stock or indebtedness), other than a Principal Property located outside of the United States, of a Restricted Subsidiary, and the creation of a lien on Principal Property (including shares of capital stock or indebtedness) of the Company or of any Restricted Subsidiary to secure indebtedness which existed prior to the creation of such lien, will be deemed to involve the creation of indebtedness secured by a lien in an amount equal to, without duplication, the principal amount secured by such lien.

     Sale and Lease-Back Transactions. The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property (except for leases of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been owned and operated by the Company or any Restricted Subsidiary for more than 180 days and has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person (a "Sale and Lease-Back Transaction"), unless either
(a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a lien on such property without equally and ratably securing the Securities pursuant to the Indenture or (b) the Company shall apply an amount equal to the Attributable Debt (as defined below) of such Sale and Lease-Back Transaction to (i) the acquisition of another Principal Property of equal or greater fair market value, (ii) the retirement of indebtedness for borrowed money, including the Securities, incurred or assumed by the Company or any Restricted Subsidiary (other than indebtedness for borrowed money owed to the Company or any Restricted Subsidiary) or (iii) any combination of the foregoing; provided that the amount to be applied to the retirement of such indebtedness of the Company or any Restricted Subsidiary shall be reduced by
(a) the principal amount of any Securities delivered within 180 days after such sale to the Trustee for retirement and cancellation and (b) the principal amount of such indebtedness, other than Securities, voluntarily retired by the Company or any Restricted Subsidiary within 180 days after such sale. Notwithstanding the foregoing, no retirement referred to in clause (ii) of the preceding sentence may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision. (Section
1007)

     Limitation on Funded Indebtedness of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to create, issue, assume, guarantee or otherwise incur, any Funded Indebtedness, unless immediately thereafter and after giving effect to the existence of such Funded Indebtedness, to the receipt and application of the net proceeds thereof and to the retirement of any indebtedness or obligations which are concurrently being retired out of the net proceeds of such Funded Indebtedness and assuming for purposes of this covenant such Funded Indebtedness were considered indebtedness for borrowed money secured by a lien on a Principal Property within the meaning of the Liens covenant, the incurrence of such liens would be permitted under the Liens covenant or the Exemption from Limitations covenant. (Section 1009)

     Exemption from Limitations. Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may, without equally and ratably securing the Outstanding Securities, create, incur, assume, or guarantee indebtedness secured by liens and enter into Sale and Lease-Back Transactions which would otherwise be restricted by the foregoing provisions, provided that at such time (and after giving effect to the transactions, to the receipt and application of the net proceeds thereof and to the retirement of any indebtedness which is concurrently being retired out of such proceeds) the sum of the aggregate indebtedness secured by such liens plus the Attributable Debt of all Sale and Lease-Back Transactions shall not exceed 10% of Consolidated Net Tangible Assets (as defined below) as determined in accordance with the most recent published consolidated balance sheet of the Company. (Section 1008)

     "Attributable Debt" means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, excluding renewals, discounted at a rate per annum equal to the prevailing market interest rate, at the time such lease was entered into, on United States Treasury obligations having a maturity substantially the same as the average term of such lease, plus 3%. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents such as those based on sales. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Consolidated Net Tangible Assets" means the total of all assets at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with generally accepted accounting principles, should be set aside in connection with the business conducted) after deducting therefrom (i) all current liabilities and (ii) the value of all goodwill, tradenames, trademarks, patents and other intangible assets, in each case net of applicable amortization, as appearing on a consolidated balance sheet of the Company and its consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles.

     "Funded Indebtedness" means, without duplication, all indebtedness, contingent or otherwise, for borrowed money created, incurred, assumed or guaranteed in any manner by any corporation (or in effect guaranteed by such corporation through an agreement to purchase), or outstanding indebtedness, contingent or otherwise, incurred in connection with the acquisition of property, which matures more than one year after, or which by its terms is renewable or extendible or payable out of the proceeds of similar indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of such corporation for a period ending more than one year after, the date as of which Funded Indebtedness is being determined (excluding any amount thereof which is included in current liabilities); provided, however, that Funded Indebtedness shall not include any guarantee of indebtedness secured by a lien on a Principal Property located outside of the United States or any guarantee by any Restricted Subsidiary the primary assets of which are Principal Properties located outside of the United States, or any indebtedness for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating or evidencing such indebtedness) in the necessary amount shall have been deposited in trust with a trustee or proper depository either at or before the maturity or redemption date thereof.

     "Principal Property" means any manufacturing plant, research facility or warehouse owned or leased by the Company or any Restricted Subsidiary which has a net book value exceeding 2.5% of Consolidated Net Tangible Assets, but not including (1) any property which in the opinion of the Company is not of material importance to the total business conducted by the Company as an entirety or (2) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

     "Restricted Subsidiary" means a subsidiary of the Company which owns a Principal Property.


Events of Default

     The following are Events of Default under the Indenture with respect to Securities of any series: (a) failure to pay principal of or any premium on any of the Securities of that series when due; (b) failure to pay any interest on any Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment when due in respect of any Security of that series; (d) failure to perform or breach of any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than that series) continued for 90 days after written notice by the Trustee or Holders of at least 25% of the principal amount of the Outstanding Securities of that series as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization of the Company; (f) a default under any other indenture or instrument evidencing or under which the Company has outstanding any indebtedness for borrowed money in a principal amount of $25 million or more individually or $50 million or more in the aggregate, as a result of which such indebtedness shall have been accelerated without such indebtedness having been discharged or such acceleration having been annulled within 10 days after written notice thereof shall first have been received by the Company from the Trustee or by such Trustee and the Company from the Holders of at least 25% in aggregate principal amount of the Outstanding Securities, provided that if such default shall be cured or waived pursuant to such other indenture or instrument, it shall cease to be an Event of Default under the Indenture and any acceleration of the Securities shall be automatically rescinded and annulled without action by the Trustee or the Holders of the Securities; (g) failure within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50 million which is not stayed on appeal or is not otherwise being contested in good faith; and (h) any other Event of Default provided with respect to Securities of that series. (Section 501) Subject to the provisions of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Securities of any series or any related coupons unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to Securities of that series. (Section 512)

     If an Event of Default with respect to Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount (or, if any such Securities are Original Issue Discount Securities, such lesser amount as may be described in an applicable Prospectus Supplement or Prospectus Supplements) of all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of Outstanding Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made, or deposited with the Trustee and all other Events of Default with respect to Securities of that series have been cured or waived. (Section 502)

     No Holder of any Securities of any series or any related coupons will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Securities of that series, the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of an Outstanding Security of that series for enforcement of payment of the principal of, or any premium or interest on, such Security on or after the respective due dates expressed in such Security. (Sections 507, 508)

     The Company is required to furnish to the Trustee annually a statement as to performance or fulfillment of covenants, agreements or conditions in the Indenture and as to the absence of default. (Section 1004)


Modification and Waiver; Meetings

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on any Security,
(b) reduce the principal amount of, or premium or interest on, any Security,
(c) change any obligation of the Company to pay certain additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) change any Place of Payment where, or change the coin, currency or currency unit in which any Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) reduce the requirements contained in the Indenture for quorum or voting, (i) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, or (j) modify any of the above provisions or certain other provisions relating to waiver. (Section 902)

     The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of a series may, on behalf of all Holders of Securities of that series and any coupons appertaining thereto, waive any past default under the Indenture with respect to Securities of that series, except a default (a) in the payment of principal of or any premium or interest on any Security of such series or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. Upon waiver on the terms set forth in the Indenture, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured. (Section 513)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Securities for quorum purposes, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Security denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined as of the date of original issuance of such Security, of the principal amount of such Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined as of the date of original issuance of such Security, of the amount determined as provided in (i) above. (Section 101)

     The Indenture contains provisions for convening meetings of the Holders of Securities of any or all series. (Article Thirteen) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in aggregate principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Securities of a series may be adopted at a meeting at which a quorum is present only by the affirmative vote of the Holders of not less than such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution will be Persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Securities of such series will constitute a quorum for that purpose. (Section 1304)


Consolidation, Merger, Conveyance or Transfer of Assets

     The Company may, without the consent of the Holders of any of the Outstanding Securities of a series, consolidate with, merge into or convey or transfer its assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, provided that (i) the successor corporation expressly assumes the Company's obligations on the Securities of each series and under the Indenture pursuant to a supplemental indenture approved by the Trustee, (ii) after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) certain other conditions are met. (Sections 801, 802) Subject to the foregoing, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, the Company has no such obligation where the preservation of any such right or franchise in the Company's determination, is no longer desirable in the conduct of business and that the loss thereof is not materially disadvantagous to the Holders. (Section
1005) The successor corporation shall be substituted for, and may exercise every right and power of, the Company under the Indenture. (Section 802)


Notices

     Except as otherwise provided in the Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper of general circulation in The City of New York and in such other city or cities as may be specified in such Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101, 106)


Title

     Title to any Bearer Securities (including Bearer Securities in temporary global form and in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)


Replacement of Securities and Coupons

     Any mutilated Security or a Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Security to the Trustee. Securities or coupons that become destroyed, lost or stolen will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, lost or stolen, such coupon will be replaced by issuance of a new Security in exchange for the Security to which such coupon appertains. In the case of a destroyed, lost or stolen Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Security or coupon before a replacement Security will be issued. (Section 306)


Defeasance and Covenant Defeasance

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to the Securities of any series (except as otherwise provided in the Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to such Securities, including its obligations described above under "Certain Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such Securities to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon and upon the satisfaction of various other conditions. As a condition to defeasance or covenant defeasance, the Company must deliver to the Trustee an Opinion of Counsel to the effect that the Holders of such Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Article Fourteen)

     The Company may exercise its defeasance option with respect to such Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Securities may not be accelerated by reference to the released covenant or covenants noted under clause (ii) above. However, if acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.


Governing Law

     The Indenture is, and the Securities and the coupons will be, governed by and construed in accordance with the laws of the State of New York. (Section
113)


Concerning the Trustee

     The Company and certain of its subsidiaries may from time to time maintain lines of credit, and have other customary banking relationships, with The Bank of New York, the Trustee under the Indenture.


                   LIMITATIONS ON ISSUANCE OF EURO-SECURITIES

     United States tax laws and regulations impose certain restrictions on the issuance of any securities in bearer form. Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in accordance with the federal tax laws and regulations of the United States, Euro-Securities may not, in connection with their offer or sale during the Restricted Period (as defined above under "Description of Debt Securities -- Form, Exchange, Registration and Transfer"), be offered or sold, directly or indirectly, (i) to any person in the United States or its possessions, or (ii) to any United States person (as defined below) other than (x) a foreign branch of a United States Financial Institution (as defined above under "Description of Debt Securities -- Form, Exchange, Registration and Transfer") purchasing for its own account or for the account of a customer, provided that such Financial Institution agrees in writing to comply with the requirements of section 165(j)(3)(A), (B), or (C) of the Code and the regulations thereunder or (y) otherwise as permitted by United States Treasury Regulations section 1.163-5(c)(2)(i)(D). In addition, Euro-Securities may not, in connection with their sale, at any time during the Restricted Period be delivered in definitive form within the United States or its possessions. Any underwriters, agents and dealers participating in the offering of Debt Securities must covenant that they will not offer or sell during the Restricted Period any Euro-Securities to any person in the United States or its possessions or to any United States person (other than (x) a foreign branch of a United States Financial Institution or (y) otherwise as permitted by United States Treasury Regulations section 1.163-5(c)(2)(i)(D)).

     In addition, any such underwriters, agents and dealers must have in effect procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling Euro-Securities are aware of the above restrictions on the offer or sale of Euro-Securities. Moreover, Bearer Securities (including a permanent global Debt Security) and any coupons appertaining thereto will not be delivered in definitive form or, if prior to delivery in definitive form, interest will not be paid on any Euro-Securities, unless the Company has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations section 1.163-5(c)(2)(i)(D)(3)(ii)) in the form and to the effect described above under "Description of Debt Securities -- Form, Exchange, Registration and Transfer." Bearer Securities (including a permanent global Debt Security) and coupons will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in such legend provide that a United States person (other than a Financial Institution or a United States person holding through a Financial Institution) who holds a Bearer Security or coupon will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Security or coupon and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income.

     As used herein, "United States person" means a citizen of the United States, a resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States federal income taxation on a net income basis. "United States" means the United States of America (including the States and the District of Columbia) and "possessions" of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.


                             FOREIGN CURRENCY RISKS

     Debt Securities denominated or payable in foreign currencies or currency units may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets. These risks will vary depending upon the currency or currencies involved and will be more fully described in the Prospectus Supplement relating thereto.


                             UNITED STATES TAXATION

     The following summary of the principal United States federal income tax consequences of ownership of Debt Securities is based upon the opinion of McGuire, Woods, Battle & Boothe LLP, counsel to the Company. It deals only with Debt Securities held as capital assets, and not with special classes of Holders, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Debt Securities that are part of a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. It also does not deal with Holders other than original purchasers who purchase Debt Securities at the original issue price and thus does not deal with the "market discount rules." Moreover, the summary deals only with Debt Securities that are due to mature not later than 30 years from the date on which they are issued. The United States federal income tax consequences of ownership of Debt Securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable Prospectus Supplement. Further, it does not include any description of the tax laws of any state or local government that may be applicable to the Debt Securities. The summary is based on the Code, its legislative history, existing and proposed regulations thereunder, judicial decisions, and published rulings and other administrative guidance issued by the Internal Revenue Service (the "Service"), as currently in effect, all of which are subject to change at any time, possibly with retroactive effect.

     PROSPECTIVE PURCHASERS OF DEBT SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE CODE AND THE APPLICABLE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.


United States Holders

     Payments of Interest

     Except as provided below under "Original Issue Discount", interest on a Debt Security (including "qualified stated interest" on a "Discount Debt Security", as defined below) will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Debt Security.

     If an interest payment is denominated in, or determined by reference to, a currency, composite currency or basket of currencies other than the U.S. dollars (a "foreign currency"), the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year).

     Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election must apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and may not be revoked without the consent of the Service.

     Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Debt Security) denominated in, or determined by reference to, a foreign currency, the accrual basis United States Holder will recognize ordinary income or loss measured by the difference between (x) the average exchange rate used to accrue the interest income represented by such payment, or the exchange rate as determined under the second method described above if the United States Holder elects that method, and (y) the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.


     Original Issue Discount

     General. A Debt Security with a maturity of more than one year from the date of issue will be treated as issued at an original issue discount (a "Discount Debt Security") if its "stated redemption price at maturity" exceeds its issue price by more than a "de minimis amount" (as defined below). Generally, the issue price of a Debt Security will be the first price at which a substantial amount of Debt Securities included in the issue of which the Debt Security is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Debt Security is the total of all payments provided by the Debt Security that are not payments of "qualified stated interest." A qualified stated interest payment generally is any one of a series of stated interest payments on a Debt Security that are unconditionally payable in cash or property (other than debt instruments of the Company) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Debt Security. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Special rules for determining qualified stated interest payable on certain Debt Securities bearing interest at a variable rate are described below under "Original Issue Discount -- Variable Rate Debt Securities."

     In general, if a Debt Security's stated redemption price at maturity exceeds its issue price by less than an amount equal to 1/4 of 1 percent of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Debt Security is not a Discount Debt Security. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Debt Security with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Debt Security are made. The includible amount with respect to each such payment will equal the total amount of the Debt Security's de minimis original issue discount multiplied by a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Debt Security.

     United States Holders of Discount Debt Securities having a maturity of more than one year from their date of issue must, generally, include in computing their taxable income original issue discount ("OID") calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Debt Security. The amount of OID includible in income by a United States Holder of a Discount Debt Security is the sum of the daily portions of OID with respect to the Discount Debt Security for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Debt Security ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Debt Security may be of any length selected by the United States Holder and may vary in length over the term of the Debt Security as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Debt Security occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Debt Security's adjusted issue price at the beginning of the accrual period and such Debt Security's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Debt Security allocable to the accrual period. The "adjusted issue price" of a Discount Debt Security at the beginning of any accrual period is the issue price of the Debt Security increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Debt Security that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Debt Security contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths of each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Debt Security (other than any payment of qualified stated interest) and (y) the Debt Security's adjusted issue price as of the beginning of the final accrual period.

     Acquisition Premium. A United States Holder that purchases a Debt Security for an amount less than or equal to the sum of all amounts payable on the Debt Security after the purchase date (other than payments of qualified stated interest) but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Debt Security immediately after its purchase over the adjusted issue price of the Debt Security, and the denominator of which is the excess of the sum of all amounts payable on the Debt Security after the purchase date, other than payments of qualified stated interest, over the Debt Security's adjusted issue price.

     Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Debt Security is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Debt Security is to be made within one year of the Debt Security's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Debt Security by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Debt Security.

     Debt Securities Subject to Contingencies Including Optional Redemption. In general, if a Debt Security provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency) and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, special rules apply for purposes of determining the yield and maturity of the Debt Security. If, based on all the facts and circumstances as of the issue date, a single payment schedule, including the stated payment schedule, is significantly more likely than not to occur, then, in general, the yield and maturity of the Debt Security are computed based on that payment schedule.

     If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the amount of interest taken into account for each accrual period would be determined by constructing a projected payment schedule for the Debt Security and applying rules similar to those for accruing OID on a noncontingent debt instrument. This method is applied by first determining the yield at which the Company would issue a fixed rate debt instrument with terms and conditions similar to the contingent payment Debt Security (the comparable yield) and then determining a payment schedule as of the issue date that would produce the comparable yield.

     Notwithstanding the general rules for determining yield and maturity in the case of Debt Securities subject to contingencies, if the Company or the Holder has an unconditional option or options that, if exercised, would require payments to be made on the Debt Security under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Debt Security and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Debt Security. If both the Company and the Holder have options described in the preceding sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Debt Security is determined by using any date on which the Debt Security may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Debt Security as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) fails to occur, or actually occurs but in a manner inconsistent with the assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Debt Security is repaid as a result of the change in circumstances and solely for purposes of the accrual of OID, the yield and maturity of the Debt Security are redetermined by treating the Debt Security as having been retired and reissued on the date of the change in circumstances for an amount equal to the Debt Security's adjusted issue price on that date.

     The federal income tax treatment of Debt Securities providing for alternative payment schedules applicable upon the occurrence of one or more contingencies will be described in greater detail in the applicable Prospectus Supplement.

     Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Debt Security using the constant-yield method described above under the heading "Original Issue Discount -- General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Debt Securities Purchased at a Premium") or acquisition premium.

     In applying the constant-yield method to a Debt Security with respect to which this election has been made, the issue price of the Debt Security will equal the electing United States Holder's adjusted basis in the Debt Security immediately after its acquisition, the issue date of the Debt Security will be the date of its acquisition by the electing United States Holder, and no payments on the Debt Security will be treated as payments of qualified stated interest. This election will generally apply only to the Debt Security with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Debt Security with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Debt Security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     Variable Rate Debt Securities. A "Variable Rate Debt Security" is a Debt Security that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) .015 multiplied by the product of (x) the total noncontingent principal payments and (y) the number of complete years to maturity from the issue date, or (2) 15 percent of the total noncontingent principal payments; (ii) does not provide for any stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates" , (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate;" (iii) provides that a qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate (i.e., the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than one year following that first day); and (iv) does not provide for any contingent principal payments other than as provided in clause (i) of this sentence.

     A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Debt Security is denominated or (ii) it is equal to the product of a qualified floating rate described in clause (i) and either (a) a fixed multiple that is greater than .65 but not more than 1.35, or (b) a fixed multiple greater than
 .65 but not more than 1.35, increased or decreased by a fixed rate. If a Debt Security provides for two or more qualified floating rates that (i) are within
0.25 percent of each other on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the Debt Security, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors or other similar restrictions) unless such restrictions are fixed throughout the term of the Debt Security or are not reasonably expected to significantly affect the yield on the Debt Security.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information, including one or more qualified floating rates or the yield or changes in the price of one or more actively traded items of personal property other than stock or debt of the issuer or a related party. A variable rate is not an objective rate, however, if it is based on information within the control of the issuer or a related party or is unique to the circumstances of the issuer or a related party such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer), or if it is reasonably expected that the average value of the rate during the first half of the Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Debt Security's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of the qualified floating rate.

     If interest on a Debt Security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Debt Security that do not differ by more than 0.25 percent or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.

     In general, if a Variable Rate Debt Security provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash or property at least annually, all stated interest on the Debt Security is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, a fixed rate equal to the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Debt Security.

     If a Variable Rate Debt Security does not provide for stated interest at a single qualified floating rate or objective rate or at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Debt Security are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Debt Security (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and
(iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Debt Security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Debt Security is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Debt Security as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     The federal income tax treatment of any Debt Security that provides for payments of stated interest at a variable rate, but does not meet the foregoing requirements of a Variable Rate Debt Security, will be described in the applicable Prospectus Supplement.

     Short-Term Debt Securities. In general, an individual or other cash basis United States Holder of a Debt Security with a term of one year or less (a "short-term Debt Security") is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Debt Securities as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Debt Securities on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder.

     In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Debt Security will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Debt Securities will be required to defer deductions for interest on borrowings allocable to short-term Debt Securities in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Debt Security, including stated interest, are included in the short-term Debt Security's stated redemption price at maturity.


     Foreign Currency Discount Debt Securities. OID for any accrual period on a Discount Debt Security that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest." Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Debt Security), a United States Holder may recognize ordinary income or loss.


     Debt Securities Purchased at a Premium

     A United States Holder that purchases a Debt Security for an amount in excess of the sum of all remaining payments on the Debt Security (other than qualified stated interest) may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Debt Security will be reduced by the amount of amortizable bond premium allocable (based on the Debt Security's yield to maturity) to such year. Recently issued Treasury Regulations require that a U.S. Holder that purchases a Debt Security at a premium, and elects to amortize such premium, must amortize such premium under a constant yield method. There are special rules, however, that apply to defer the amortization of bond premium in the event a Debt Security has an earlier call date. In the case of a Debt Security that is denominated in, or determined by reference to, a foreign currency, bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Debt Securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount."


     Purchase, Sale and Retirement of the Debt Securities

     A United States Holder's tax basis in a Debt Security will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Debt Security and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Debt Security, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and
(ii) the amount of any amortizable bond premium applied to reduce interest on the Debt Security. The U.S. dollar cost of a Debt Security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Debt Securities traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and its tax basis in the Debt Security. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Debt Securities traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue Discount -- Short-Term Debt Securities" or described in the next succeeding paragraph or attributable to accrued but unpaid interest or subject to the general rules governing contingent payment obligations, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss and will be long-term capital gain or loss if the Debt Security was held for more than one year, or in the case of individuals, mid-term capital gain or loss if the Debt Security has been held for more than 12 months but no more than 18 months, and long-term capital gain or loss if the Debt Security has been held for more than 18 months. Under the Taxpayer Relief Act of 1997, individuals are subject to a maximum long-term capital gain rate of 20 percent and a maximum mid-term capital gain rate of 28 percent on the sale of certain investments such as the Debt Securities.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Debt Security that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.


     Exchange of Amounts in Other Than U.S. Dollars

     Foreign currency received as interest on a Debt Security or on the sale or retirement of a Debt Security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Debt Securities or upon exchange for U.S. dollars) will be ordinary income or loss.


     Indexed Debt Securities

     The applicable Prospectus Supplement will contain a discussion of any special United States federal income tax rules with respect to Indexed Debt Securities (other than Debt Securities subject to the rules governing Variable Rate Debt Securities).


United States Alien Holders

     For purposes of this discussion, a "United States Alien Holder" is any beneficial owner of a Debt Security who is not a United States Holder and not subject to United States federal income tax on a net income basis in respect of income or gain from a Debt Security. This discussion assumes that the Debt Security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party). In addition, solely with respect to United States federal estate tax, the discussion assumes that the Debt Security had a maturity date, when issued, that was not less than 184 days from the date of issuance.

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

     (1) payments of principal, premium (if any) and interest, including OID, by the Company or any of its paying agents to any holder of a Debt Security or coupon that is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (i) the beneficial owner of the Debt Security or coupon does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner of the Debt Security is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) if the Debt Security is a Registered Security, either (a) the beneficial owner of the Debt Security certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Security on behalf of a beneficial owner certifies to the Company or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof and (iv) in the case of a Debt Security which is not a Registered Security, the Debt Security is offered, sold and delivered in compliance with applicable restrictions relating to issuance of debt obligations which are not in registered form and payments on the Debt Securities are made in accordance with the applicable procedures relating to the issuance of debt obligations which are not in registered form (both of which restrictions and procedures will be described in the applicable Prospectus Supplement);

     (2) a United States Alien Holder of a Debt Security or coupon will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or retirement of a Debt Security or coupon unless, in the case of an individual holder, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met; and

     (3) a Debt Security or coupon held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Debt Security would not have been effectively connected with a United States trade or business of the individual at the individual's death.

     Recently issued Treasury Regulations provide alternative methods for satisfying the certification requirement described in clause (1)(iii) above. In the case of Debt Securities held by a foreign partnership, the new regulations require that (1) the certification described in clause (1)(iii) above be provided by the partners of the foreign partnership or, alternatively, by the foreign partnership if it has entered into an agreement with the Service to be treated as a "withholding foreign partnership," and (2) the foreign partnership provide certain information, including a United States taxpayer identification number. A look-through rule applies in the case of tiered partnerships. The new regulations are effective for payments made after December 31, 1998.


Backup Withholding and Information Reporting

     United States Holders

     In general, information reporting requirements will apply to payments of principal, any premium and interest on a Debt Security and the proceeds of the sale of a Debt Security before maturity within the United States to, and to the accrual of OID on a Discount Debt Security with respect to, certain holders, including non-corporate holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.


     United States Alien Holders

     Under current law, information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Debt Security if, in the case of Debt Securities which are Registered Securities, either of the certifications described in clause (1) (iii) under "United States Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest (including OID) on Debt Securities that are Registered Securities.

     Payments of the proceeds from the sale by a United States Alien Holder of a Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (in the case of payments made after December 31, 1998) a foreign partnership with certain connections to the United States, information reporting may apply to such payments. Payments of the proceeds from the sale of a Debt Security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.


                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in any of the following ways: (i) through underwriters or dealers, (ii) directly to a limited number of institutional purchasers or to a single institutional purchaser, (iii) through agents and (iv) a combination of any of the foregoing. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement or Prospectus Supplements with respect to the Debt Securities of a particular series will set forth the terms of the offering of such Debt Securities, including the name or names of any underwriters or agents, the public offering or purchase price and the proceeds to the Company from such sale, any discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the securities exchanges, if any, on which the Debt Securities will be listed.

     Unless otherwise set forth in the Prospectus Supplement relating to a particular series or issue of Debt Securities, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities of such series or issue allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If so indicated in the applicable Prospectus Supplement or Prospectus Supplements, the Company will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to Delayed Delivery Contracts providing for payment and delivery on the date stated in the applicable Prospectus Supplement or Prospectus Supplements. Each such contract will be for an amount not less than the amount specified in the applicable Prospectus Supplement or Prospectus Supplements and unless the Company otherwise agrees, the aggregate principal amount of Debt Securities sold pursuant to such contracts shall not be more than the respective amounts stated in the applicable Prospectus Supplement or Prospectus Supplements. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Company. Delayed Delivery Contracts will not be subject to any conditions except that the purchase by an institution of the Debt Securities covered thereby shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. The applicable Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.


     Under the agreements that may be entered into with the Company, the underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     Each underwriter and agent participating in the distribution of any Debt Securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, Debt Securities in bearer form in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of Debt Securities.


                          VALIDITY OF DEBT SECURITIES

     The validity of the Debt Securities will be passed upon for the Company by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia. Anne M. Whittemore, a director of the Company, is a partner of McGuire, Woods, Battle & Boothe LLP. Lawyers of such firm own an aggregate of approximately 25,000 shares of the Company's Common Stock.


                                    EXPERTS

     The consolidated balance sheets of James River and subsidiaries as of December 29, 1996 and December 31, 1995, and the related consolidated statements of operations, cash flows and changes in capital accounts for each of the three years in the period ended December 29, 1996, included in James River's 1996 Annual Report on Form 10-K, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein, and incorporated by reference herein. The supplemental consolidated balance sheets of the Company as of December 29, 1996, and December 31, 1995, and the supplemental consolidated statements of operations, cash flows and changes in capital accounts for each of the three years in the period ended December 29, 1996, contained in the Company's Current Report on Form 8-K dated August 13, 1997 (filed on August 27, 1997), have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated by reference herein. The consolidated balance sheets of Fort James as of December 29, 1996, and December 31, 1995, and the consolidated statements of operations, cash flows and changes in capital accounts for each of the three years in the period ended December 29, 1996, contained in the Company's Current Report on Form 8-K dated August 13, 1997 (filed February 3, 1998) have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated herein. Such consolidated financial statements and supplemental consolidated financial statements have been incorporated herein by reference in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of Fort Howard and subsidiaries as of December 31, 1996 and December 31, 1995, and the related consolidated statements of operations, cash flows and changes in capital accounts for each of the three years in the period ended December 31, 1996, included in the Company's Current Report on Form 8-K dated August 13, 1997 (filed on August 25,
1997), have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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No dealer, salesperson or any other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.



                       --------------------------------
                               TABLE OF CONTENTS


                                                         Page
                                                        -----
                       Prospectus Supplement
 Use of Proceeds ....................................    S-2
 Description of the Notes ...........................    S-2
 Certain United States Federal Income Tax
   Considerations ...................................    S-8
 ERISA Considerations ...............................    S-11
 Underwriting .......................................    S-12
 Legal Matters ......................................    S-12
                               Prospectus
 Available Information ..............................    2
 Incorporation of Certain Documents by
   Reference ........................................    2
 Cautionary Statement Concerning Forward
   Looking Statements ...............................    3
 The Company ........................................    4
 Ratios of Earnings to Fixed Charges ................    4
 Use of Proceeds ....................................    5
 Description of Debt Securities .....................    6
 Limitations on Issuance of Euro-Securities .........   15
 Foreign Currency Risks .............................   16
 United States Taxation .............................   16
 Plan of Distribution ...............................   23
 Validity of Debt Securities ........................   24
 Experts ............................................   24

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                                  $300,000,000









                            Fort James Corporation (logo)


                       6.234% Notes due March 15, 2011,
                           with Automatic Repurchase
                               on March 15, 2001




                     ------------------------------------
                             PROSPECTUS SUPPLEMENT


                     ------------------------------------
                               Joint Bookrunners


                              Merrill Lynch & Co.


                           MORGAN STANLEY DEAN WITTER



                                   Co-Manager

                             Chase Securities Inc.



                                 March 11, 1998
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